UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Amendment No.   )

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Yodlee, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT #1 TO DEFINITIVE PROXY STATEMENT

The information set forth herein supplements the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission by Yodlee, Inc. (“Yodlee”) on October 26, 2015 (the “Definitive Proxy Statement”).  The Definitive Proxy Statement, which we urge you to read in its entirety, is amended and supplemented by, and should be read as part of, and in conjunction with, the information set forth herein. Capitalized terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

Amended and Supplemental Disclosure

The following supplemental disclosure is added to the end of the sixth full paragraph on page 100 of the Definitive Proxy Statement in the “Background to the Merger”

The acquisition proposal provided that Mr. Arora and Patrick Hackett, a member of the Yodlee Board, would join the Envestnet board at the closing of the acquisition.

The following supplemental disclosure is added to the end of the seventh full paragraph on page 100 of the Definitive Proxy Statement in the “Background to the Merger”

Messrs. Arora and Hackett did not discuss the provision that indicated that they would join the Envestnet board at the closing of the acquisition.

The following supplemental disclosure is added to the end of the seventh full paragraph on page 101 of the Definitive Proxy Statement in the “Background to the Merger”

The revised proposal continued to provide that Messrs. Arora and Hackett would join the Envestnet board at the closing of the acquisition.  The proposal also indicated that Envestnet would be seeking the full retention of Yodlee senior management, with compensation and incentives to be determined.  At or around this time, Mr. Bergman explained to Mr. Arora that in strategic transactions such as the proposed transaction with Yodlee, Envestnet historically retained virtually all employees of its acquired companies and allowed the acquired companies to operate with a fair amount of independence, subject to oversight by Envestnet’s management and Board of Directors.

The following supplemental disclosure is added to the end of the second full paragraph on page 102 of the Definitive Proxy Statement in the “Background to the Merger”

There were no discussions of the provisions of the proposal with respect to board representation, retention of management or employees, or the post-closing operation of Yodlee at this time.

The following supplemental disclosure is added to the end of the third full paragraph on page 102 of the Definitive Proxy Statement in the “Background to the Merger”

The revised proposal continued to provide that Messrs. Arora and Hackett would join the Envestnet board at the closing of the acquisition.  The proposal also continued to indicate that Envestnet would be seeking the full retention of Yodlee senior management, with compensation and incentives to be determined.

The following supplemental disclosure is added to the end of the fifth full paragraph on page 102 of the Definitive Proxy Statement in the “Background to the Merger”

Mr. Hackett indicated to the Yodlee Board that he was not interested in serving as a member of the Envestnet board, because he had too many other commitments.  Mr. Arora indicated that he would be willing to serve on the Envestnet board and continue his employment, subject to agreeing to the terms of employment.  In this context, the Yodlee Board discussed the appropriate timing for Mr. Arora to engage in negotiations over future employment arrangements, and determined that Mr. Arora should refrain from negotiating employment arrangements until all material terms of the acquisition had been agreed upon, in order to avoid any potential conflicts of interest.

The following supplemental disclosure is added after the fifth full paragraph on page 105 of the Definitive Proxy Statement in the “Background to the Merger”

On August 4, Mr. Bergman informed Mr. Arora that Envestnet was working on a proposal for cash and equity compensation for Mr. Arora and the senior management team of Yodlee.  Mr. Bergman explained that his expectation was that Envestnet would propose that Mr. Arora’s cash would be generally consistent with his current compensation, and that he would receive approximately 100,000 restricted shares of Envestnet.  Over the next few days, Mr. Bergman informed Mr. Arora that Envestnet was still working on an equity compensation proposal, but the proposal was revised to 80,000 restricted shares and then revised again to 80,000 restricted shares and an option to purchase 40,000 shares of Envestnet common stock.  Mr. Arora did not make any counterproposals or engage in any negotiation of these terms during this time.  However, because the Envestnet proposal was evolving, and because securing Mr. Arora’s employment was not a condition of the transaction for either party, Messrs. Arora and Bergman agreed that it was not critical to finalize Mr. Arora’s compensation arrangements or complete an employment agreement prior to the signing of the merger agreement.  They agreed that these discussions would be deferred until after the announcement of the transaction.

The following supplemental disclosure is added to the end of the first full paragraph on page 106 of the Definitive Proxy Statement in the “Background to the Merger”

Mr. Arora described the status of the discussions of his employment with Envestnet to the Yodlee Board.  The Yodlee Board then met in an executive session to determine the effect of these discussions on the negotiation of the transaction.  The Yodlee Board concluded that these interests were not a conflict that adversely influenced the negotiation of the transaction.

The following supplemental disclosure is added to page 126 of the Definitive Proxy Statement at the end of the section entitled “The Merger — Interests of Yodlee’s Directors and Executive Officers in the Merger — Arrangements with Envestnet”

In connection with the execution of the merger agreement, Envestnet engaged in discussions with certain of Yodlee’s executive officers about potential roles with the combined company after the effective time of the merger.   While Envestnet expects that Yodlee’s current executive officers will remain in their current positions following completion of the merger, at the time of execution of the merger agreement, other than Mr. Arora’s appointment as a director and Vice Chair of the Board of Directors of Envestnet, Envestnet had not entered into any agreements or reached any understandings with any of Yodlee’s executive officers as to their specific roles with Envestnet or Yodlee following completion of the merger or as to what the terms and conditions of any such agreements or arrangements would be.  Any such agreements or arrangements may provide cash-based and/or equity-based retention awards for the benefit of these individuals. At the time of execution of the merger agreement, Envestnet had not agreed to make any such awards.